Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 24, 2014, in the Registration Statement (Form S-1) filed with the Securities and Exchange Commission on January 24, 2014 and related Prospectus of Catalent, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

MetroPark, New Jersey

January 24, 2014